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                                                               Exhibit 14-1

                               LCNB Corp.
                   Code of Business Conduct and Ethics

I.     Introduction
The Board of Directors of LCNB Corp. ("LCNB") has developed and adopted this Code of Business Conduct and Ethics (the "Code"). The Code is a general outline of the standards by which all directors, officers and employees ("employee") of LCNB should conduct themselves. The purpose of this Code is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports; and to promote compliance with all applicable laws, rules and regulations that apply to LCNB

The Code is not intended to cover every applicable law or provide answers to all questions that might arise but it is an integral part of the policies and procedures governing all of us at LCNB. The Code reflects general principles to guide employees in making ethical decisions and is not intended to address every specific situation. As such, nothing in this Code prohibits or restricts LCNB from taking disciplinary action on any matters pertaining to employee conduct, whether or not they are expressly discussed in this document. Additionally, the Code is not intended to and does not in any way constitute an employment contract or assurance of continued employment and does not create any rights in any director, officer, employee, client, supplier, competitor, shareholder or any other person or entity.


II.    Honest and Ethical Conduct
LCNB and each of its associates must conduct their affairs with uncompromising honesty and integrity. In order to maintain the highest degree of integrity in the conduct of the LCNB's business, conflicts of interest must be avoided.

A "conflict of interest" occurs when a director, officer or employee has any duties or interests, whether professional or personal, that are mutually incompatible and may conflict with the proper and impartial fulfillment of those duties, responsibilities or obligations. In particular, a director, officer or employee must never use or attempt to use his or her position at LCNB to obtain any improper personal benefit for himself or herself, or for any other person.

All directors, officers and employees are obligated to disclose all the facts in any situation where a conflict of interest may arise. Those who knowingly fail to disclose conflicts of interest are subject to discipline, up to and including dismissal.

Additional ethic issues are specific to the subsidiaries of LCNB Corp., Lebanon Citizens National Bank ("Bank") and Dakin Insurance Agency ("Agency").


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Lebanon Citizens National Bank

This code of ethics prohibits any employee, officer, director or attorney of the Bank from:

A. Soliciting for himself or for a third party (other than the Bank itself) anything of value from anyone in return for any business, service or confidential information of the Bank.

B. Accepting anything of value (other than bona fide salary, wages, fees, or other compensation paid in the usual course of business) from anyone in connection with the Bank either before or after a transaction is discussed or consummated.

If you are offered or receive something of value beyond what is authorized in this code, you should disclose that fact in writing to the LCNB Board of Directors Audit Committee. It is important to note that individuals cannot avoid the prohibitions of the Bank Bribery Statue by simply reporting to management the acceptance of various gifts, but the reporting of same is a requirement of the code.

The Federal Bribery Law (18USC 215) is very restrictive in its prohibitions and all employees need to be aware of the letter of the law.


Dakin Insurance Agency

As employees of Dakin Insurance, we occupy the unique position of liaison between the purchasers and the suppliers of insurance products. Inherent in this role is the combination of professional duty to the client and the company. Ethical balance is required to avoid any conflict between these two obligations. To exemplify the ethical behavior that we expect each of our employees to uphold, we have adopted the CPCU Code of Professional Ethics as our guide. It is reproduced below.

A. We should endeavor at all times to place the public interest above our own.

B. We should seek continually to maintain and improve our professional knowledge, skills, and competence.

C. We should obey all laws and regulations, and should avoid any conduct or activity which would cause unjust harm to others.

D. We should be diligent in the performance of our occupational duties and should continually strive to improve the functioning of the insurance mechanism.

E. We should assist in maintaining and raising the professional standards in the insurance business.



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F.    We should strive to establish and maintain dignified and honorable relationships with those whom we serve, with fellow insurance practitioners, and with members of other professions.

G. We should assist in improving the public understanding of insurance and risk management.

H. We should assist in maintaining the integrity of this Code of Professional Ethics.


III.  Disclosure
Public disclosure of the entire Code and any subsequent changes to the Code are required. This disclosure can be found at LCNB's web site www.lcnb.com. In addition, any waiver(1) of the Code for officers or directors can be made only by the Board of Directors and must be promptly filed and/or disclosed to the shareholders, along with the reasons for the waiver. Disclosure of waiver to shareholders should be made in LCNB's regular public filings, not later than the next periodic report.

Directors, officers and employees who are involved in the process of preparing the periodic reports are responsible for ensuring that the disclosure in the Company's periodic reports is full, fair, accurate, timely and understandable. Financial activities must be recorded in compliance with all applicable laws and accounting practices. Knowingly making false, misleading or incomplete entries, records or documentation is strictly
prohibited.   An employee will be considered to have knowingly made false, misleading or incomplete entries, records or documentation if he or she knowingly (i) makes, or permits or directs another to make, materially false, misleading or incomplete entries in LCNB's financial statements or records;
(ii) fails to correct materially false, misleading or incomplete financial statements or records; (iii) signs, or permits another to sign, a document containing materially false, misleading or incomplete information, or (iv) falsely responds, or fails to respond, to specific inquiries of the LCNB's independent auditors.
------------------------------

(1) Approval by LCNB of a material departure from the Code or LCNB's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to the Chairman of the LCNB Audit Committee.

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IV.   Compliance

It is LCNB's policy to conduct business in a responsible and ethical manner. As such, LCNB complies with all laws, rules and governmental regulations that are applicable to its activities and expects that all directors, officers and employees acting on behalf of LCNB will obey the law. If an employee suspects that a situation violates any applicable law, rule of regulation or this Code of Ethics, he or she is to report that situation as per the guidelines in Section V.


V.    Enforcement of the Code

All directors, officers and employees are required to certify in writing that they have reviewed the Code, are familiar with its terms and will abide the policies contained within.

Directors, officers and employees shall report any known or suspected violation of laws, rules or regulations or of this Code to LCNB's Board of Directors Audit Committee. Directors, officers and employees may report any violations to the Audit Committee by following the link "report it" that is available in the LCNB intranet website or is available on the internet at www.reportit.net. In addition, a toll free number 1-877-778-5463 may be called to report a violation. LCNB will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any such violation.

The Audit Committee will investigate all reported violations and will oversee an appropriate response, including corrective action and preventative measures. Violation of any laws, rules or regulations or this Code will face appropriate, case specific, disciplinary actions, which may include demotion or discharge.



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                                                              Exhibit 14-2

                             FINANCIAL CODE OF ETHICS
I.    Introduction
The Board of Directors of LCNB Corp (the "Company") has developed and adopted this Code of Ethics applicable to the Company's Chief Executive Officer, Chief Financial Officer and Controller (collectively, the "Senior Financial Officers"). The purpose of this Code of Ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports filed by the Company; and to promote compliance with all applicable laws, rules and regulations that apply to the Company and its Senior Financial Officers.


II.   Honest and Ethical Conduct

While we expect honest and ethical conduct from all of our employees in all aspects of our business, we expect the highest possible honest and ethical conduct from our Senior Financial Officers. A Senior Financial Officer owes a duty to the Company to act and perform his or her responsibilities with honest and ethical conduct. In order to maintain the highest degree of integrity in the conduct of the Company's business and to maintain a Senior Financial Officer's independent judgment, conflicts of interest must be avoided.

A "conflict of interest" occurs when a Senior Financial Officer has any duties or interests, whether professional or personal, that are mutually incompatible and may conflict with the proper and impartial fulfillment of the Senior Financial Officer's duties, responsibilities or obligations to the Company. In particular, a Senior Financial Officer must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, or for any other person. Actions that might involve a conflict of interest, or the appearance of one, should be disclosed in writing to the Audit Committee for review. If approval of such a situation is appropriate, the disclosure and approval will be filed in the Senior Financial Officer's personnel file. Senior Financial Officers who knowingly fail to disclose conflicts of interest are subject to discipline, up to and including dismissal.


III.  Disclosure

Senior Financial Officers are responsible for ensuring that the disclosure in the Company's periodic reports is full, fair, accurate, timely and understandable. Financial activities must be recorded in compliance with all applicable laws and accounting practices. Knowingly making false, misleading
or incomplete entries, records or documentation is strictly prohibited.   A
Senior Financial Officer will be considered to have knowingly made false,


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misleading or incomplete entries, records or documentation if he or she knowingly (i) makes, or permits or directs another to make, materially false, misleading or incomplete entries in the Company's, or any of its subsidiaries', financial statements or records; (ii) fails to correct materially false, misleading or incomplete financial statements or records;
(iii) signs, or permits another to sign, a document containing materially false, misleading or incomplete information, or (iv) falsely responds, or fails to respond, to specific inquiries of the Company's external accountant. Any Senior Financial Officer who is aware of a materially false or misleading statement or an omission in any of the Company's periodic reports is required to report the matter to the Audit Committee, the Chief Executive Officer or General Counsel promptly.

Senior Financial Officers are responsible for adequately supervising the preparation of financial disclosure in the periodic reports required to be filed by the Company. Adequate supervision includes closely reviewing and critically analyzing the financial information to be disclosed.


IV.  Compliance

It is the Company's policy to conduct its business in a responsible and ethical manner. As such, we comply with all applicable laws, rules and regulations. It is the responsibility of each Senior Financial Officer to adhere to the standards and restrictions imposed by these laws, rules and regulations that pertain to accounting and auditing matters and filing of periodic reports, as well as all other applicable laws that relate to the Company and the conduct of its business.

If a Senior Financial Officer suspects that a situation violates any applicable law, rule, regulation or this Code of Ethics, he or she is to report that situation to the General Counsel or the Chief Executive Officer. No one will be subject to retaliation because of a good faith report of a suspected violation.

If a Senior Financial Official fails to comply with this Code of Ethics or any applicable laws or regulations, he or she is subject to disciplinary measure, up to and including discharge.



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